Exhibit 99.5

August __, 2009
Teleplus Connect Corp.	Teleplus Connect Corp.
92 Willis Drive	6101 Blue Lagoon Drive, Suite 450
Aurora, Ontario, L4G 7M4	Miami, Florida 33126
Re:	Loan Arrangement with Teleplus World, Corp.

Dear Sir or Madame:

Reference is hereby made to that certain Third Amended and Restated Security Agreement dated as of July 3, 2007 (the “Security Agreement”) pursuant to which Teleplus World, Corp. (“Teleplus”) granted YA Global Investments L.P. (the “Lender”) a security interest in substantially all of Teleplus’ personal property (collectively, the "Collateral"), including, without limitation, all accounts, loans, contract rights, debts, rights to payment, and general intangibles, and all proceeds thereof to secure certain obligations of Teleplus to the Lender.

Please be advised that Teleplus is in default of its obligations to the Lender and the Lender has proceeded to enforce its rights and remedies with respect to the Collateral, including, without limitation, to enforce and collect Teleplus’ accounts, loans, contract rights, rights to payment, and general intangibles, and all proceeds thereof. Teleplus acknowledges the Lender’s right to enforce its security interests in the Collateral, and hereby directs Teleplus Connect Corp. and all of its subsidiaries (collectively, the “Subsidiaries”) to tender all payments and performance under any and all accounts, loans, contracts, debts, or any other obligations of the Subsidiaries to Teleplus of any kind directly to the Lender in accordance with the instructions attached hereto as Exhibit “A” for application in reduction of Teleplus’ obligations to the Lender.

No further payments are to be made directly to Teleplus, Teleplus' agent, or otherwise, and if any such payments are made, they shall not reduce the amount of the Subsidiaries’ obligations to Teleplus, nor the amount of Teleplus’ obligations to the Lender.

Nothing contained herein is intended to, nor shall be construed to, alter, amend, extend, or otherwise modify the terms of any loan arrangement or other agreement pursuant to which the Subsidiaries are indebted to Teleplus. The Lender is only exercising its rights under the Security Agreement to collect the payments and other amounts due by the Subsidiaries. Further, the Lender shall not be deemed to have assumed the obligations, if any, of Teleplus under any agreement between Teleplus and the Subsidiaries.

Thank you for your cooperation in this matter.

Very truly yours,

TELEPLUS WORLD, CORP.

By:__________________________

Name:

Title:

cc:

Mr. Michael, Schreck Douglas K. Clarke, Esquire

Exhibit “A”

Payment Instructions

-Wiring Instructions-

Bank Name:

Wachovia Bank

Downtown Financial Center

101 Hudson Street, NJ1022

Jersey City NJ 07302

Bank Telephone

201-226-3040

Contact Name:

Michael Reynolds

ABA/Routing#

031 201 467

Swift code:

PNBPUS33 - for international wires

Account#

2000031475547

Beneficiary:

YA Global Investments, L.P.